Exhibit 99.1

Index to Condensed Consolidated Financial Statements of Smurfit Kappa Group PLC

Condensed Consolidated Balance Sheets (Unaudited)

(in $ millions, except share and per share data)

	As of
	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents, including restricted cash (amounts related to consolidated variable interest entities of $6 million and $3 million at March 31, 2024 and December 31, 2023, respectively)	$811	$1,000
Accounts receivable (amounts related to consolidated variable interest entities of $785 million and $816 million at March 31, 2024 and December 31, 2023, respectively)	1,972	1,806
Inventories	1,175	1,203
Other current assets	556	561
Total current assets	4,514	4,570
Property plant and equipment, net	5,691	5,791
Goodwill	2,777	2,842
Intangibles, net	215	218
Other non-current assets	622	630
Total assets	$13,819	$14,051
Liabilities and Equity
Current liabilities:
Accounts payable	$1,516	$1,728
Accrued compensation and benefits	400	438
Current portion of debt	342	78
Other current liabilities	753	762
Total current liabilities	3,011	3,006
Non-current debt due after one year	3,358	3,669
Pension liabilities and other postretirement benefits, net of current portion	511	537
Other non-current liabilities	690	665
Total liabilities	$7,570	$7,877
Commitments and Contingencies (Note 12)	—	—
Equity:
Common stock, €0.001 par value; and 9,910,931,085 shares authorized; 261,094,836 and 260,354,342 shares outstanding at March 31, 2024 and December 31, 2023, respectively)	—	—
Convertible Class A, B, C & D stock of €0.001 par value; and 7,068,915; 30,000,000; 30,000,000; and 75,000,000 shares authorized; and Nil; 2,089,514; 2,089,514 and 786,486 shares outstanding, respectively at March 31, 2024 and December 31, 2023	—	—
Treasury stock, at cost (2,037,589, and 1,907,129 common stock as of March 31, 2024, and December 31, 2023, respectively)	(93)	(91)
Capital in excess of par value	3,564	3,575
Accumulated other comprehensive loss	(950)	(847)
Retained earnings	3,712	3,521
Total stockholders’ equity	$6,233	$6,158
Non-controlling interests	$16	$16
Total equity	$6,249	$6,174
Total liabilities and equity	$13,819	$14,051

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Operations (Unaudited)

(in $ millions, except share and per share data)

	Three months ended March 31,
	2024	2023
Net sales	$2,930	$3,240
Cost of goods sold	(2,220)	(2,417)
Gross profit	710	823
Selling, general and administrative expenses	(380)	(379)
Transaction-related expenses associated with the proposed Combination	(23)	—
Operating profit	307	444
Pension and other postretirement non-service expense, net	(10)	(10)
Interest expense, net	(25)	(33)
Other expense, net	(5)	(7)
Income before income taxes	267	394
Income tax expense	(76)	(113)
Net income	191	281
Less: Net income attributable to non-controlling interests	—	—
Net income attributable to common stockholders	$191	$281

Basic earnings per share attributable to common stockholders	$0.74	$1.09

Diluted earnings per share attributable to common stockholders	$0.73	$1.08

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

(in $ millions, except share and per share data)

	Three months ended March 31,
	2024	2023
Consolidated net income	$191	$281
Other comprehensive (loss) income, net of tax
Defined benefit pension and other postretirement benefit plans:
Net actuarial loss arising during period	(1)	—
Amortization and settlement recognition of net actuarial loss	7	6
Foreign currency gain (loss) - pensions	10	(17)
Foreign currency:
Foreign currency translation (loss) gain	(116)	191
Derivatives:
Changes in fair value of cash flow hedges	(3)	(2)
Other comprehensive (loss) income, net of tax	(103)	178
Comprehensive income	88	459
Less: Comprehensive income attributable to non-controlling interests	—	—
Comprehensive income attributable to common stockholders	$88	$459

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in $ millions, except share and per share data)

	Three months ended March 31,
	2024	2023
Operating activities:
Consolidated net income	$191	$281
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	148	140
Share-based compensation expense	15	17
Deferred tax (benefit) expense	(2)	1
Pension and other postretirement funding (more) less than cost (income)	(8)	(9)
Other	1	3

Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(196)	(109)
Inventories	8	60
Other assets	(51)	24
Accounts payable	(102)	(173)
Income taxes payable or refundable	60	44
Accrued liabilities and other	(22)	(16)
Net cash provided by operating activities	$42	$263

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in $ millions, except share and per share data)

	Three months ended March 31,
	2024	2023
Investing activities:
Capital expenditures	$(208)	$(235)
Receipt of capital grants	1	1
Proceeds from sale of property, plant and equipment	—	1
Net cash used for investing activities	$(207)	$(233)

Financing activities:
Additions to debt	$55	$26
Net repayments of revolving credit facility	—	(4)
Repayments of debt	(27)	(20)
Repayment of lease liabilities	(1)	(1)
Purchases of treasury stock	(27)	(30)
Net cash used for financing activities	$—	$(29)

(Decrease) increase in cash, cash equivalents and restricted cash	$(165)	$1
Cash, cash equivalents and restricted cash at beginning of period	1,000	841
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(24)	41
Cash, cash equivalents and restricted cash at end of period	$811	$883

Supplemental cash flow information:
Cash paid for interest, net of interest received	$30	$37
Cash paid for income taxes, net of refunds	$18	$68

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Changes in Equity (Unaudited)

(in $ millions, except share and per share data)

	Common Stock		Capital in Excess of Par value	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity	Non-controlling Interest	Total
	Shares	Amount		Amount
Balance at December 31, 2022	259	$—	$3,528	$(78)	$3,087	$(1,209)	$5,328	$15	$5,343
Net income	—	—	—	—	281	—	281	—	281
Other comprehensive income, net of tax	—	—	—	—	—	178	178	—	178
Share-based payments	—	—	17	—	—	—	17	—	17
Issuance of common stock	1	—	—	—	—	—	—	—	—
Purchases of treasury stock	—	—	—	(30)	—	—	(30)	—	(30)
Shares distributed by Smurfit Kappa Employee Trust	—	—	(16)	16	—	—	—	—	—
Balance at March 31, 2023	260	$—	$3,529	$(92)	$3,368	$(1,031)	$5,774	$15	$5,789
Balance at December 31, 2023	260	$—	$3,575	$(91)	$3,521	$(847)	$6,158	$16	$6,174
Net income	—	—	—	—	191	—	191	—	191
Other comprehensive loss, net of tax	—	—	—	—	—	(103)	(103)	—	(103)
Share-based payments	—	—	14	—	—	—	14	—	14
Issuance of common stock	1	—	—	—	—	—	—	—	—
Purchases of treasury stock	—	—	—	(27)	—	—	(27)	—	(27)
Shares distributed by Smurfit Kappa Employee Trust	—	—	(25)	25	—	—	—	—	—
Balance at March 31, 2024	261	$—	$3,564	$(93)	$3,712	$(950)	$6,233	$16	$6,249

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

1.     Description of Business and Summary of Significant Accounting Policies

1.1.          Description of Business

Unless the context otherwise requires, “we”, “us”, “our”, “Smurfit Kappa” and “the Company” refer to the business of Smurfit Kappa Group plc, its wholly-owned subsidiaries and its partially-owned consolidated subsidiaries.

We are a multinational manufacturer, distributor and seller of containerboard, corrugated containers and other paper-based packaging products. We partner with our customers to provide differentiated, sustainable paper and packaging solutions that enhance our customers prospects of success in their markets. Our team members support customers around the world from our operating and business locations in Europe and the Americas.

1.2.          Basis of Presentation and Principles of Consolidation

Our independent registered public accounting firm has not audited the accompanying interim financial statements. We derived the condensed consolidated balance sheet at December 31, 2023 from the audited consolidated financial statements of the Company for the year ended December 31, 2023 (the “2023 Consolidated Financial Statements”) included in the Proxy Statement/ Prospectus of Smurfit Westrock Limited dated April 26, 2024 (file number 333-278185). In the opinion of management, all normal recurring adjustments necessary for a fair statement of the consolidated financial statements have been included for the interim periods reported.

The interim financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information and with Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Accordingly, they omit certain notes and other information from the 2023 Consolidated Financial Statements. Therefore, these interim financial statements should be read in conjunction with the 2023 Consolidated Financial Statements. The results for the three months ended March 31, 2024 are not necessarily indicative of results that may be expected for the full year.

1.3.          Transaction Agreement with WestRock Company

On September 12, 2023, Smurfit Kappa and WestRock Company, a public company incorporated in Delaware (“WestRock”) announced they had reached a definitive agreement on the terms of a proposed combination (the “Transaction Agreement”) to be implemented through (i) an acquisition by Smurfit WestRock Limited (to be re-registered as a public limited company under the laws of Ireland and renamed Smurfit WestRock plc) ("Smurfit WestRock") of the entire issued share capital of Smurfit Kappa by means of a scheme of arrangement under Section 450 of the Companies Act 2014 of Ireland (the “Scheme”); and (ii) a merger of a subsidiary of Smurfit WestRock with and into WestRock (the “Merger” and together with the Scheme, the “Combination”).

Under the terms of the Transaction Agreement:

i.	for each share of common stock of WestRock (a “WestRock Share”), the common stockholders of WestRock will receive one new Smurfit WestRock share and $5.00 in cash; and

ii.	for each ordinary share of the Company (a "Smurfit Kappa Share"), the shareholders of the Company will receive one new Smurfit WestRock share.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

1.     Description of Business and Summary of Significant Accounting Policies - continued

1.3.          Transaction Agreement with WestRock Company - continued

In conjunction with the proposed Combination, Smurfit Kappa entered into a commitment letter under which Citibank, N.A., London Branch and Citicorp North America Inc. arranged and underwrote a $1,500 million senior unsecured bridge term loan for the purpose of financing (directly or indirectly) the cash consideration and/or fees, commissions, costs and expenses payable in relation to the Combination. On October 13, 2023, Smurfit Kappa entered into a $1,500 million bridge facility agreement with Citibank, N.A., London Branch and certain other financial institutions. Upon entering into the bridge facility agreement, the commitments under the commitment letter were cancelled. On April 3, 2024, Smurfit Kappa Treasury Unlimited Company (a wholly owned subsidiary of Smurfit Kappa, “SK Treasury”) completed an offering in the aggregate principal amount of $2,750 million of senior unsecured notes. The issuance of the senior unsecured notes automatically cancelled the commitments under the bridge facility agreement. Refer to Note 7. Debt and Note 16. Subsequent Events for more information.

Following completion of the Combination ("Completion"), Smurfit WestRock will be the parent company of the combined group. The combined group will be headquartered and domiciled in Dublin, Ireland, with North and South American headquarters in Atlanta, Georgia, U.S. Smurfit WestRock will have a dual listing on the New York Stock Exchange (“NYSE”) and the standard listing segment of the Official List of the Financial Conduct Authority (“FCA”), and the shares of Smurfit WestRock (the "Smurfit WestRock Shares") will be admitted to trading on the NYSE and the main market for listed securities of the London Stock Exchange (“LSE”).

Smurfit Kappa, WestRock, Smurfit WestRock and Merger Sub have agreed to cooperate in taking all actions necessary to delist the WestRock Shares from the NYSE and terminate its registration under the Exchange Act following the Completion, after which WestRock will cease filing its own periodic and other reports with the SEC and WestRock Shares will cease to be publicly traded. It is expected that, subject to Completion, Smurfit Kappa Shares will be delisted from the premium segment of the Official List of the FCA and the Smurfit Kappa Shares will cease trading on the main market for listed securities of the LSE and Smurfit Kappa Shares will be delisted from the Official List of Euronext Dublin and the Smurfit Kappa Shares will cease trading on the Euronext Dublin Market.

The Combination is subject to certain conditions set forth in the Transaction Agreement, including, but not limited to: certain regulatory clearances, approval by the shareholders of the Company and stockholders of WestRock, sanction of the Scheme by the High Court of Ireland, approval of the shares of Smurfit WestRock for listing on the NYSE, and approval of the shares of Smurfit WestRock for listing on the standard listing segment of the Official List of the FCA.

Subject to shareholder approval and other closing conditions, the Combination is expected to close in early July 2024.

The Transaction Agreement contains certain termination rights for both parties. Each of the Company and WestRock may be required to make payments to the other party in connection with the termination of the Transaction Agreement under specified circumstances.

During the three months period ended March 31, 2024 the Company incurred transaction-related expenses associated with the proposed Combination of $23 million, these comprised primarily of legal and other professional services (3 months ended March 31, 2023 $— million).

1.4. Significant Accounting Policies

See “Note 1. Description of Business and Summary of Significant Accounting Policies” in the 2023 Consolidated Financial Statements for a summary of our significant accounting policies.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

1.     Description of Business and Summary of Significant Accounting Policies - continued

1.5.          New Accounting Standards Recently Adopted

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805) – Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” This ASU requires an entity to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. This ASU is intended to reduce diversity in practice and increase comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. This ASU is effective for fiscal years beginning after December 15, 2022, including interim periods therein, with early adoption permitted. The adoption of this ASU did not have a material impact on our Condensed Consolidated Financial Statements.

1.6.          New Accounting Standards Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The ASU requires an entity to disclose incremental segment information, including enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for the Company’s annual reporting periods beginning after December 15, 2023 and for interim periods beginning after December 15, 2024. Adoption is a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-07 will have on its Consolidated Financial Statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning after December 15, 2024. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-09 will have on its Consolidated Financial Statements.

2.     Segment Information

The Chief Operating Decision Maker is determined to be the executive management team responsible for assessing performance, allocating resources and making strategic decisions. We have identified two operating segments (Europe and the Americas), which are also our reportable segments. No operating segments have been aggregated for disclosure purposes.

The Europe and the Americas segments are each highly integrated within the segment and there are many interdependencies within these operations. They include a system of mills and plants that primarily produce a full line of containerboard that is converted into corrugated containers within each segment. In addition, the Europe segment also produces types of paper, such as solid board, sack kraft paper, machine glazed and graphic paper, and other paper-based packaging, such as honeycomb, solid board packaging and folding cartons; and bag-in-box packaging (located in Europe, Argentina, Canada, Mexico and the U.S.). The Americas segment, which includes a number of Latin American countries and the U.S., also comprises forestry; types of paper, such as boxboard and sack paper; and paper-based packaging, such as folding cartons, honeycomb and paper sacks.

Segment profit is measured based on Adjusted EBITDA, defined as net income before taxes, interest expense, net, depreciation, depletion and amortization, goodwill impairment, impairment of other assets, transaction-related expenses associated with the proposed Combination, restructuring costs, legislative or regulatory fines and reimbursements, share-based compensation expense, pension expense (excluding current service cost) and other expense, net.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

2.     Segment Information - continued

Inter-segment transfers or transactions are entered into under normal commercial terms and conditions that would also be available to unrelated third parties. Inter-segment transactions are not material.

The following tables show selected financial data for our segments and the required reconciliations of segmental assets to the amounts reported in the Condensed Consolidated Balance Sheets:

	Three months ended March 31,
	2024	2023
Net sales:
Europe	$2,190	$2,500
The Americas	740	740
Total	$2,930	$3,240

Adjusted EBITDA:
Europe	$378	$472
The Americas	113	144
Total	491	616
Unallocated corporate costs	(16)	(15)
Depreciation, depletion and amortization	(148)	(140)
Transaction-related expenses associated with the proposed Combination	(23)	—
Legislative or regulatory fines and reimbursements	18	—
Interest expense, net	(25)	(33)
Pension expense (excluding current service cost)	(10)	(10)
Share-based compensation expense	(15)	(17)
Other expense, net	(5)	(7)
Income before income taxes	$267	$394

Depreciation, depletion and amortization by reportable segment were:

	Three months ended March 31,
	2024	2023
Depreciation, depletion and amortization:
Europe	$(116)	$(109)
The Americas	(32)	(31)
Total	$(148)	$(140)

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

2.     Segment Information - continued

Capital expenditures for the acquisition of long-lived assets by reportable segment were:

	Three months ended March 31,
	2024	2023
Capital expenditures:(1)
Europe	$100	$137
The Americas	66	68
Total	$166	$205

Total assets by segment were:

	March 31,	December 31,
	2024	2023
Assets:
Europe	$9,579	$9,672
The Americas	3,496	3,391
Corporate(2)	744	988
Total	$13,819	$14,051

(1)Segment capital expenditure comprises additions to Property, plant and equipment net, Operating lease right-of-use assets net, Finance lease right-of-use assets net, Goodwill, Intangible assets, net and includes additions resulting from acquisitions through business combinations.

(2)Corporate assets are composed primarily of Pension assets, Property, plant and equipment net, Derivative financial instruments, Deferred tax assets, Income taxes refundable and Cash and cash equivalents.

3.     Revenue Recognition

Disaggregated Revenue

Revenue is derived almost entirely from the sale of goods and is disclosed based on the location of production.

The following tables summarize our disaggregated revenue by product type for the periods ended March 31, 2024 and 2023:

	Three months ended March 31,
	Europe	The Americas	Total	Europe	The Americas	Total
	2024	2024	2024	2023	2023	2023

Revenue by product:
Paper	$334	$43	$377	$380	$42	$422
Packaging	1,856	697	2,553	2,120	698	2,818
Total	$2,190	$740	$2,930	$2,500	$740	$3,240

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

3.     Revenue Recognition - continued

Packaging revenue is derived mainly from the sale of corrugated products. The remainder of packaging revenue is composed of bag-in-box and other paper-based packaging products.

4.     Accounts Receivable

	March 31,	December 31,
	2024	2023
Current
Accounts receivable- third parties	$2,115	$1,976
Less: Sales bonuses and rebates allowances	(87)	(114)
Less: Allowance for credit losses	(56)	(56)
Accounts receivable	$1,972	$1,806

5.     Inventories

	March 31,	December 31,
	2024	2023
Inventories are as follows:
Finished goods	$497	$514
Work in process	58	52
Raw materials	331	348
Consumables and spare parts	289	289
Total inventories	$1,175	$1,203

6.     Property, Plant and Equipment

Property, plant and equipment consists of the following:

	March 31,	December 31,
	2024	2023
Property, plant and equipment at cost:
Land and Buildings	$2,644	$2,679
Forestlands	79	78
Plant and Equipment	8,812	8,860
Construction in progress	630	656
Finance lease right-of-use assets	32	32
Less: Accumulated depreciation, depletion and amortization	(6,506)	(6,514)
Property, plant and equipment, net	$5,691	$5,791

Depreciation expense for the three months ended March 31, 2024, and March 31, 2023 was $136 million and $128 million, respectively.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

7.     Debt

The following were individual components of debt (in $ millions):

	March 31,	December 31,
	2024	2023
	Carrying value	Carrying value
Revolving credit facility due 2026	$4	$4
€100 million receivables securitization variable funding notes due 2026	5	6
€230 million receivables securitization variable funding notes due 2026	14	14
$292.3 million senior debentures due 2025	301	294
€250 million senior notes due 2025	272	279
€1,000 million senior notes due 2026	1,089	1,121
€750 million senior notes due 2027	811	832
€500 million senior green notes due 2029	541	553
€500 million senior green notes due 2033	543	553
Bank loans	111	68
Finance lease obligations	27	29
Bank overdrafts	2	16
Total debt	$3,720	$3,769
Less : Current portion of debt	(342)	(78)
Debt issuance costs	(20)	(22)
Non-current debt due after one year	$3,358	$3,669

Our borrowing agreements contain certain covenants that restrict our flexibility in certain areas such as incurrence of additional indebtedness and the incurrence of liens. Our borrowing agreements also contain financial covenants, the primary ones being a maximum net borrowings to covenant EBITDA (as defined in the relevant debt facility agreement) of 3.75 times and a minimum covenant EBITDA to net interest of 3.00 times. We were in compliance with all covenants as of the reporting dates. At March 31, 2024, as defined in the relevant facility agreement, adjusted net borrowings to covenant EBITDA was 1.5 times (December 31, 2023: 1.4 times) and covenant EBITDA to net interest was 15.9 times (December 31, 2023: 15.6 times).

For the terms attached to the Revolving Credit Facility (“RCF”), the Senior Notes and the Receivables Securitization Facilities, refer to the narrative included in the Debt Note of the 2023 Consolidated Financial Statements. The carrying amount of the borrowings designated as Net Investment Hedges, as outlined therein, has not changed materially and no ineffectiveness was recognized in the period.

The total fair value (Level 2) of the Company’s debt with fixed interest rate, carried at $3,540 million, net of deferred issue costs (December 31, 2023: $3,615 million), was $3,301 million (December 31, 2023: $3,379 million).

As of March 31, 2024, the gross amount of receivables collateralizing the €100 million 2026 trade receivables securitization programs was €315 million (December 31, 2023: €327 million). The gross amount of receivables collateralizing the €230 million 2026 trade receivables securitization program at March 31, 2024 was €415 million (December 31, 2023: €415 million). In accordance with the contractual terms, the counterparty has recourse to the securitized debtors. Given the short-term nature of the securitized receivables and the variable floating rates, the carrying amount of the securitized receivables and the associated liabilities reported on the Condensed Consolidated Balance Sheets is estimated to approximate fair value. At March 31, 2024, the restricted cash related to these facilities is deemed immaterial for all periods presented.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

7.     Debt - continued

Bridge Facility Agreement:

In connection with the proposed Combination, the Company entered into a bridge facility agreement in the amount of $1,500 million which was available to finance, (directly or indirectly) the cash consideration and/or fees, commissions, costs and expenses payable in relation to the proposed Combination. This bridge facility, which was undrawn on March 31, 2024, was in addition to the Company’s existing committed facilities at period ended March 31, 2024. The bridge facility agreement was due to mature in December 2024, however, on April 3, 2024, Smurfit Kappa Treasury issued $2,750 million in aggregate principal amount of senior unsecured notes, which automatically cancelled the commitments under the Bridge Facility Agreement. Refer to Note 16. Subsequent Events for more information.

8.     Interest

The components of interest expense, net is as follows:

	Three months ended March 31,
	2024	2023
Interest expense	$(37)	$(40)
Interest income	12	7
Interest expense, net(1)	$(25)	$(33)

(1)Total cash paid for interest, net of interest received was $30 million and $37 million during the three months ended March 31, 2024, and March 31, 2023, respectively. Of this, capitalized interest paid was $1 million and $2 million during the three months ended March 31, 2024, and March 31, 2023, respectively.

9.     Income Taxes

The effective tax rate for the three months ended March 31, 2024 was 28.5%. The effective tax rate was impacted by the geographical mix of where earnings are generated, as well as certain non-taxable earnings and non-deductible expenses.

The effective tax rate for the three months ended March 31, 2023 was 28.7%. The effective tax rate was impacted by the geographical mix of where earnings are generated, as well as certain non-deductible expenses.

During the three months ended March 31, 2024 and March 31, 2023, cash paid for income taxes, net of refunds, was $18 million and $68 million, respectively.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

10.   Retirement Plans

The net periodic benefit cost recognized in the Condensed Consolidated Statements of Operations is composed of the following:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	Three months ended March 31,		Three months ended March 31,
	2024	2023	2024	2023
Service cost(1)	$5	$4	$2	$2
Interest cost	21	21	2	2
Expected return on assets	(22)	(21)	(1)	—
Amortization of:
Net actuarial loss	10	8	—	—
Net periodic benefit cost	$14	$12	$3	$4

(1)Service cost is included within Cost of goods sold and Selling, general and administrative expenses while all other components are recorded within Pension and other postretirement non-service expense, net.

Pension Plan Contributions and Benefit Payments

Established funding standards govern the funding requirements for our qualified and approved pensions in various jurisdictions. We fund the benefit payments of our non-qualified or unfunded plans as benefit payments come due.

The Company’s contributions to the plans for the three months ended March 31, 2024 and 2023, respectively, were as follows:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	Three months ended March 31,		Three months ended March 31,
	2024	2023	2024	2023
Contributions	$22	$23	$3	$2

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

11.   Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (in $ millions, except per share data):

	Three months ended March 31,
	2024	2023
Numerator:
Net income attributable to common stockholders	$191	$281

Denominator:
Basic weighted average shares outstanding	259,113,161	258,378,050
Effect of dilutive share options	1,242,905	1,056,731
Diluted weighted average shares outstanding	260,356,066	259,434,781

Basic earnings per share attributable to common stockholders	$0.74	$1.09

Diluted earnings per share attributable to common stockholders	$0.73	$1.08

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares.

12.   Commitments and Contingencies

Legal Proceedings

We are a party to various legal actions arising in the ordinary course of our business. The Company recorded legal liabilities of $77 million and $78 million as of March 31, 2024 and December 31, 2023, respectively. While the ultimate results of the legal proceedings against us cannot be predicted, we believe the resolutions of these matters will not have a material adverse effect on our results of operations, financial condition or cash flows.

Other

We are involved in various other inquiries, administrative proceedings and litigation relating to dilapidations, employee compensation in certain countries and numerous other items. Assessments of lawsuits and claims can involve a series of complex judgments about future events, can rely heavily on estimates and assumptions, and are otherwise subject to significant uncertainties. As a result, there can be no certainty that the Company will not ultimately incur charges in excess of presently recorded liabilities. The Company believes that loss contingencies arising from pending matters, including the matters described herein, will not have a material effect on the consolidated financial position or liquidity of the Company. However, in light of the inherent uncertainties involved in pending or threatened legal matters, some of which are beyond the Company's control, and the large or indeterminate damages sought in some of these matters, a future adverse ruling, settlement, unfavorable development, or increase in accruals with respect to these matters could result in future charges that could be material to the Company's results of operations or cash flows in any particular reporting period.

The Company recorded other liabilities of $66 million and $69 million as of March 31, 2024 and December 31, 2023 respectively.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

13.   Variable Interest Entities

The Company is a party to two arrangements involving securitization of its trade receivables. The arrangements required the establishment of certain special purpose entities namely Smurfit Kappa International Receivables DAC, Smurfit Kappa Receivables plc and Smurfit Kappa European Packaging DAC (a subsidiary of Smurfit Kappa Receivables plc). The sole purpose of the securitization entities is the raising of finance for the Company using the receivables generated by certain operating entities, as collateral. Refer to Note 7 Debt for more information around the securitization entities. All entities are considered to be Variable Interest Entities.

The Company is the primary beneficiary of Smurfit Kappa International Receivables DAC, Smurfit Kappa European Packaging DAC and Smurfit Kappa Receivables plc, through various financing arrangements and due to the fact that it is responsible for the entities’ most significant economic activities.

The carrying amount of Smurfit Kappa International Receivables DAC, Smurfit Kappa Receivables PLC, and Smurfit Kappa European Packaging DAC assets and liabilities, reported within the Condensed Consolidated Balance Sheets are set out in following table.

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents, including restricted cash	$6	$3
Accounts receivable	785	816
Total assets	$791	$819
Liabilities
Non-current debt due after one year	19	20
Total liabilities	$19	$20

14.   Related Party Transactions

We sell products to and receive services from affiliated entities. These transactions are undertaken and settled at normal trading terms. No guarantees are given or received by either party. Related party balances and transactions were not material for any period presented.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

15.   Accumulated Other Comprehensive Income (Loss)

The tables below summarize the changes in accumulated other comprehensive loss by component for the three months ended March 31, 2024 and three months ended March 31, 2023:

	Foreign Currency Translation	Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Other Reserves(2)	Total(1)
Balance at December 31, 2022	$1,199	$21	$740	$(751)	$1,209

Other comprehensive (income) loss	(191)	2	11	—	(178)
Balance at March 31, 2023	$1,008	$23	$751	$(751)	$1,031

Balance at December 31, 2023	$789	$16	$793	$(751)	$847

Other comprehensive loss (income)	116	3	(16)	—	103
Balance at March 31, 2024	$905	$19	$777	$(751)	$950

(1)All amounts are net of tax and non-controlling interest.

(2)This relates to a reverse acquisition reserve which arose on the creation of a new parent of the Company prior to the United Kingdom / Ireland listings.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

15.   Accumulated Other Comprehensive Income (Loss) - continued

A summary of the components of other comprehensive (loss) income, including non-controlling interest, for the periods ended March 31, 2024 and 2023, is as follows:

	Three months ended March 31, 2024			Three months ended March 31, 2023
	Pre-Tax	Tax	Net of Tax	Pre-Tax	Tax	Net of Tax
Foreign currency translation (loss) gain	$(116)	$—	$(116)	$191	$—	$191
Defined benefit pension and other postretirement benefit plans:
Net actuarial loss arising during period	(1)	—	(1)	—	—	—
Amortization and settlement recognition of net actuarial loss	10	(3)	7	8	(2)	6
Foreign currency gain (loss) - pensions	10	—	10	(17)	—	(17)
Derivatives:
Changes in fair value of cash flow hedges	(3)	—	(3)	(2)	—	(2)
Consolidated other comprehensive (loss) income	(100)	(3)	(103)	180	(2)	178
Less: Other comprehensive income attributable to non-controlling interests	—	—	—	—	—	—
Other comprehensive (loss) income attributable to common stockholders	$(100)	$(3)	$(103)	$180	$(2)	$178

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

16.   Subsequent Events

Smurfit Kappa Treasury Notes

On April 3, 2024, SK Treasury completed an offering in the aggregate principal amount of $2,750 million of senior unsecured notes in three series, comprised of the following: $750 million aggregate principal amount of 5.200% senior notes due 2030 (the “2030 Notes”), $1,000 million aggregate principal amount of 5.438% senior notes due 2034 (the “2034 Notes”) and $1,000 million aggregate principal amount of 5.777% senior notes due 2054 (the “2054 Notes” and, together with the 2030 Notes and 2034 Notes, the “Notes” or the “Financing”) (such offering, the “Notes Offering”).

If completion of the proposed Combination does not occur, the Notes will be subject to a special mandatory redemption. Absent any Special Mandatory Redemption, SK Treasury intends to (a) use the proceeds from the Notes Offering (i) to finance the payment of the cash consideration of the proposed Combination; (ii) to finance the payment of fees, commissions, costs and expenses in relation to the proposed Combination and the Notes Offering; and (iii) for general corporate purposes, including the repayment of indebtedness, and (b) use an amount equivalent to the proceeds from the Notes Offering to finance or refinance a portfolio of eligible green projects in accordance with Smurfit Kappa’s Green Finance Framework, which Smurfit Kappa may, in the future, update in line with developments in the market.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SMURFIT KAPPA

The following discussion and analysis of Smurfit Kappa’s financial condition and results of operations should be read in conjunction with Smurfit Kappa’s Condensed Consolidated Financial Statements and their related notes included elsewhere in this Quarterly Report on Form 10-Q and our audited Consolidated Financial Statements and their related notes for the fiscal year ended December 31, 2023, as well as the information under the heading “Management’s Discussion and Analysis of the Financial Condition and results of Operations of Smurfit Kappa” that were disclosed in Smurfit WestRock’s Registration Statement on Form S-4 (file number 333-278185) which was declared effective on April 26, 2024 (the “Registration Statement”). This discussion contains forward-looking statements that involve risks and uncertainties. Smurfit WestRock’s future results could differ materially from the results of Smurfit Kappa discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” of the Quarterly Report on Form 10-Q filed by Smurfit WestRock on June 7, 2024, the section entitled “Risk Factors―Risks Relating to Smurfit Kappa’s Business” included in the Registration Statement, and the risks and uncertainties discussed in the “Risk Factors” and “Forward-Looking Statements” sections in the Annual Report of WestRock Company (“WestRock”) on Form 10-K for the year ended September 31, 2023 and in subsequent filings with the SEC.

Unless otherwise specified or the context otherwise requires, all references to “Smurfit Kappa” refer to Smurfit Kappa Group plc and its subsidiaries and their operations prior to the closing of the Combination.

OVERVIEW

Smurfit Kappa is one of the world’s largest integrated manufacturers of paper-based packaging products in terms of volumes and sales, with operations in Europe, Latin America, North America and Africa. Smurfit Kappa owns and operates mills and plants which primarily produce a number of grades of containerboard that it converts into corrugated containers or sells to third parties. Smurfit Kappa also produces other types of paper, such as consumer packaging board, sack paper, graphic paper, solidboard and graphic board, and other paper-based packaging products, such as consumer packaging, solidboard packaging, paper sacks and other packaging products such as bag-in-box.

Transaction Agreement with WestRock

On September 12, 2023, Smurfit Kappa, WestRock, Smurfit WestRock and Sun Merger Sub, LLC (“Merger Sub”) entered into a transaction agreement (the “Transaction Agreement”), pursuant to which and subject to the terms and conditions therein: (a) Smurfit WestRock will acquire Smurfit Kappa by means of a scheme of arrangement under the Companies Act (the “Scheme”) and (b) Merger Sub will merge with and into WestRock (the “Merger”), with WestRock surviving the Merger and becoming a wholly owned subsidiary of Smurfit WestRock. Upon completion of the Scheme and Merger (the “Completion”), for each share of WestRock stock issued and outstanding (but excluding shares of WestRock stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and other than shares of WestRock stock for which the shareholders have validly exercised their appraisal rights), will be converted into the right to receive (without interest and less applicable withholding taxes) (i) $5.00 in cash (the “Cash Consideration”) and (ii) one Smurfit WestRock Share. On April 26, 2024 Smurfit WestRock’s Registration Statement on Form S-4 was declared effective.

The Combination is expected to close in early July 2024, conditional upon regulatory approvals, shareholder approvals and satisfaction of other closing conditions. Prior to the closing of the Combination, Smurfit WestRock will have no operations. See the Registration Statement for additional information.

Recent Developments

On April 3, 2024, Smurfit Kappa Treasury completed an offering in the aggregate principal amount of $2.75 billion of senior unsecured notes in three series, comprised of the following: $750 million aggregate principal amount of 5.200% Senior Notes due 2030; $1.0 billion aggregate principal amount of 5.438% Senior Notes due 2034 and $1.0 billion aggregate principal amount of 5.777% Senior Notes due 2054 (the “Offering”). See “Note 16. Subsequent Events” of the Notes to the Condensed Consolidated Financial Statements and “Liquidity and Capital Resources” for further details on the Offering.

EXECUTIVE SUMMARY

Smurfit Kappa’s net sales decreased by $310 million, or 9.6%, to $2,930 million in the three months ended March 31, 2024, from $3,240 million in the three months ended March 31, 2023. This decrease was primarily due to a lower selling price/mix, driven by lower paper and box pricing in Europe.

Net income attributable to common stockholders decreased by $90 million, or 32.0%, to $191 million in the three months ended March 31, 2024, from $281 million in the three months ended March 31, 2023. This decrease was primarily due to a decrease in net sales and additional transaction-related expenses associated with the proposed Combination, which was partially offset by a decrease in costs of goods sold driven by lower raw material and energy costs. A detailed review of Smurfit Kappa’s performance appears below under the paragraph entitled “Results of Operations.”

Smurfit Kappa generated $42 million of net cash provided by operating activities in the three months ended March 31, 2024, compared to $263 million in the three months ended March 31, 2023. This decrease was primarily due to a decrease in net income adjusted for non-cash items, including depreciation, depletion and amortization, share-based compensation expense, deferred tax (benefit) expense, and pension and other postretirement funding (more) less than cost (income) resulting in a decrease in cash flows from operating activities of $88 million in aggregate and a decrease in cash from working capital. The working capital outflow in the three months ended March 31, 2024 was $290 million, compared to a working capital outflow of $222 million in the three months ended March 31, 2023. The outflow in the three months ended March 31, 2024 was primarily due to an increase in accounts receivable as a result of higher box volumes in Europe, and a decrease in accounts payable reflecting lower raw material and energy costs. See the paragraph entitled “Liquidity and Capital Resources” below for additional information.

RESULTS OF OPERATIONS

The following table summarizes Smurfit Kappa’s consolidated results for the three months ended March 31, 2024 and March 31, 2023:

	Three months ended March 31,
	($ in millions)
	2024	2023
Net sales	2,930	3,240
Cost of goods sold	(2,220)	(2,417)
Gross profit	710	823
Selling, general and administrative expenses	(380)	(379)
Transaction-related expenses associated with the proposed Combination	(23)	—
Operating profit	307	444
Pension and other postretirement non-service expense, net	(10)	(10)
Interest expense, net	(25)	(33)
Other expense, net	(5)	(7)
Income before income taxes	267	394
Income tax expense	(76)	(113)
Net income	191	281
Less: Net income attributable to non-controlling interests	—	—
Net income attributable to common stockholders	191	281

Results of operations for the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

Net Sales

Net sales decreased by $310 million, or 9.6%, to $2,930 million in the three months ended March 31, 2024, from $3,240 million in the three months ended March 31, 2023. This decrease was primarily due to a reduction of $394 million due to a lower selling price/mix, driven by lower paper and box pricing in Europe. In addition, there was a net negative impact of $17 million from acquisitions and disposals, primarily due to the disposal of our Russian operations in March 2023. The above decreases were partially offset by a net positive volume impact of $39 million, primarily driven by an increase in box volumes of 1.0% in the Europe segment (excluding the impact of acquisitions and disposals), along with a $62 million net positive foreign currency impact, primarily due to the weakening of the U.S. dollar against the Mexican Peso and Colombian Peso. See “Segment Information” below for more detail on Smurfit Kappa’s segment results.

Cost of Goods Sold

Cost of goods sold decreased by $197 million, or 8.2%, to $2,220 million in the three months ended March 31, 2024, from $2,417 million in the three months ended March 31, 2023. Cost of goods sold as a percentage of net sales was 75.8% in the three months ended March 31, 2024 compared to 74.6% in the three months ended March 31, 2023.

The decrease in cost of goods sold was primarily due to lower raw materials costs of $114 million, driven by a $156 million decrease due to lower prices. While recovered fiber costs were higher, other raw material prices were lower driving the decrease. Additionally, raw material costs decreased by $9 million due to the net impact of acquisitions and disposals, primarily due to the disposal of our Russian operations in March 2023. These decreases were partially offset by an increase in costs of $32 million primarily due to higher volumes in the Europe segment, along with a $19 million net negative foreign currency impact, primarily due to the weakening of the U.S. dollar against the Mexican Peso and Colombian Peso.

Energy costs decreased by $136 million, primarily driven by a $142 million decrease in costs due to lower gas and electricity prices.

Payroll costs increased by $25 million, primarily due to inflationary pay increases, partly offset by a decrease in headcount.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased by $1 million, or 0.4%, to $380 million in the three months ended March 31, 2024, from $379 million in the three months ended March 31, 2023. SG&A expenses as a percentage of net sales was 13.0% in the three months ended March 31, 2024 and 11.7% in the three months ended March 31, 2023.

The increase in SG&A expenses of $1 million was driven by a variety of factors, including a $12 million increase in the payroll costs due to inflationary pay increases, partly offset by a decrease in headcount, and an increase in other costs of $7 million. These increases were partially offset by an $18 million accrual for the partial recovery of the Italian Competition Authority fine in the three months ended March 31, 2024; a fine of $138 million (€124 million) was originally imposed in 2019 and the partial recovery was confirmed on appeal on March 7, 2024. The $18 million remains receivable at March 31, 2024.

Transaction-related Expenses Associated with the Proposed Combination

In the three months ended March 31, 2024, Smurfit Kappa incurred $23 million of transaction-related expenses associated with the proposed Combination, which included legal and financial advisory, accounting, and consulting costs incurred in connection with the proposed Combination. There were no expenses associated with the proposed Combination incurred in the three months ended March 31, 2023.

Pension and Other Postretirement Non-Service Expense, Net

Pension and other postretirement non-service expense, net, remained stable at $10 million for both the three months ended March 31, 2024, and March 31, 2023, respectively.

Interest Expense, Net

Interest expense, net decreased by $8 million, to $25 million in the three months ended March 31, 2024, from $33 million in the three months ended March 31, 2023. This decrease was primarily due to a reduction in net cash interest costs of $7 million, mainly driven by increased interest income on the Company’s cash balances.

Other Expense, Net

Other expense, net decreased by $2 million, to $5 million in the three months ended March 31, 2024, from $7 million in the three months ended March 31, 2023. This decrease was primarily due to a $10 million loss incurred from the disposal of Russian operations during the three months ended March 31, 2023, with no associated disposal expenses during the three months ended March 31, 2024. This decrease in other expense, net was partially offset by movements in foreign currency trading gains and losses which resulted in an increase in other expense, net of $5 million.

Income Tax Expense

Income tax expense decreased by $37 million, or 32.8%, to $76 million in the three months ended March 31, 2024, from $113 million in the three months ended March 31, 2023.

The net decrease was primarily due to the decrease in earnings as compared to the prior period. The income tax expense is driven mainly by the geographical mix of earnings, the tax expense on certain unremitted earnings as well as other tax benefits and credits.

SEGMENT INFORMATION.

Smurfit Kappa has identified its operating segments based on the manner in which reports are reviewed by its Chief Operating Decision Maker, which is determined to be the executive management team responsible for assessing performance, allocating resources and making strategic decisions. Smurfit Kappa has identified two operating segments: Europe and the Americas.

Segment results include items directly attributable to a segment as well as those that can be allocated on a reasonable basis, but exclude central costs such as corporate governance costs, including executive costs, and costs of Smurfit Kappa’s legal, company secretarial, pension administration, tax, treasury and controlling functions and other administrative costs. Segment profit is measured based on Adjusted EBITDA, defined as net income before taxes, interest expense, net, depreciation, depletion and amortization, goodwill impairment, impairment of other assets, transaction-related expenses associated with the proposed Combination, restructuring costs, legislative or regulatory fines and reimbursements, share-based compensation expense, pension expense (excluding current service cost), and other expense, net. For more information on Smurfit Kappa’s segmental Adjusted EBITDA, see “Note 2. Segment Information” of the Condensed Consolidated Financial Statements.

The following table contains selected financial information for Smurfit Kappa’s segments for the three months ended March 31, 2024 and 2023:

	Three months ended March 31,
	($ in millions)
	2024	2023
Net sales:
Europe	2,190	2,500
The Americas	740	740
Total	2,930	3,240
Adjusted EBITDA:
Europe	378	472
The Americas	113	144
Total	491	616

Net Sales – Europe Segment

The three months ended March 31, 2024, compared to the three months ended March 31, 2023

Net sales for the Europe segment decreased by $310 million, or 12.4%, to $2,190 million in the three months ended March 31, 2024, from $2,500 million in the three months ended March 31, 2023. This decrease was primarily due to a reduction of $358 million due to a lower selling price/mix, driven by lower paper and box pricing. In addition, there was a net negative impact of $19 million from acquisitions and disposals, primarily due to the disposal of our Russian operations in March 2023. The above decreases were partially offset by a positive volume impact of $47 million, primarily driven by an increase in box volumes of 1.0% (excluding the impact of acquisitions and disposals), along with a $20 million net positive foreign currency impact.

Adjusted EBITDA – Europe Segment

The three months ended March 31, 2024, compared to the three months ended March 31, 2023

Adjusted EBITDA for the Europe segment decreased by $94 million, or 19.9%, to $378 million in the three months ended March 31, 2024, from $472 million in the three months ended March 31, 2023. This decrease was primarily due to a $310 million decrease in net sales and an increase in payroll costs, partially offset by a decrease in raw materials and energy costs.

Payroll costs increased by $20 million, due to an increase in pay due to inflationary pay rises, partly offset by a decrease in headcount.

Raw material costs decreased by $113 million, driven by a $145 million decrease due to lower prices. While recovered fiber costs were higher, other raw material prices were lower driving the decrease. In addition, the net impact of acquisitions and disposals resulted in a decrease in raw material costs of $9 million, primarily due to the disposal of our Russian operations in March 2023. These decreases were partially offset by an increase in costs of $31 million due to higher volumes, along with a $7 million net negative foreign currency impact.

Energy costs decreased by $135 million, primarily driven by lower gas and electricity prices.

Net Sales – Americas Segment

The three months ended March 31, 2024, compared to the three months ended March 31, 2023

Net sales for the Americas segment were $740 million in both the three months ended March 31, 2024 and March 31, 2023, respectively. This was primarily due to a net positive foreign currency impact of $42 million, mainly from the weakening of the U.S. dollar against the Mexican Peso and Colombian Peso, offset by a lower selling price/mix of $36 million, and a lower volumes impact of $8 million.

Adjusted EBITDA – Americas Segment

The three months ended March 31, 2024, compared to the three months ended March 31, 2023

Adjusted EBITDA for the Americas segment decreased by $31 million, or 21.8%, to $113 million in the three months ended March 31, 2024, from $144 million in the three months ended March 31, 2023. This decrease was primarily due to a $16 million increase in payroll costs, and a $16 million increase in other costs.

Payroll costs increased by $16 million, primarily due to an increase in pay due to inflationary pay increases, partly offset by a decrease in headcount. The $16 million increase in other costs was mainly due to higher distribution costs; repairs and maintenance costs, and other plant related expenses.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

Smurfit Kappa’s primary sources of liquidity are the cash flows generated from its operations, along with borrowings under its Revolving Credit Facility.

See “Note 7. Debt” of the Notes to the Condensed Consolidated Financial Statements included elsewhere in the Current Report on Form 8-K for more information regarding Smurfit Kappa’s debt during the three months ended March 31, 2024. The primary uses of this liquidity are to fund Smurfit Kappa’s day-to-day operations, capital expenditure, debt service, dividends and other investment activity, including acquisitions.

In connection with the Combination, the Company entered into a bridge facility agreement in the amount of $1,500 million which was available to finance, (directly or indirectly) the Cash Consideration and/or fees, commissions, costs and expenses payable in relation to the Combination. This bridge facility, which was undrawn on March 31, 2024, was in addition to the Company’s existing committed facilities at period ended March 31, 2024. The bridge facility agreement was due to mature in December 2024, however, on April 3, 2024, Smurfit Kappa Treasury issued $2.75 billion in aggregate principal amount of senior unsecured notes, which automatically cancelled the commitments under the Bridge Facility Agreement.

The $2.75 billion senior unsecured notes were issued in three series, comprised of the following: $750 million aggregate principal amount of 5.200% Senior Notes due 2030; $1.0 billion aggregate principal amount of 5.438% Senior Notes due 2034 and $1.0 billion aggregate principal amount of 5.777% Senior Notes due 2054 (the “Offering”). If Completion does not occur, the securities issued in the Offering (the “Notes”) will be subject to a special mandatory redemption (“Special Mandatory Redemption”). Absent any Special Mandatory Redemption, Smurfit Kappa Treasury intends to (a) use the proceeds from the Offering to (i) finance the payment of the Cash Consideration, (ii) finance the payment of fees, commissions, costs and expenses in relation to the Combination and the Offering and (iii) for general corporate purposes, including the repayment of indebtedness, and (b) use an amount equivalent to the proceeds of the Offering to finance or refinance a portfolio of eligible green projects in accordance with Smurfit Kappa’s Green Finance Framework, which Smurfit Kappa may, in the future, update in line with developments in the market.

Smurfit Kappa believes that the cash flows generated from its operations, cash on hand, available borrowings under the Revolving Credit Facility and receivables securitization programs, and available capital through access to capital markets will be adequate to meet its liquidity and capital requirements, including payments of any declared common stock dividends, for the next 12 months and for the foreseeable future.

Smurfit Kappa is a party to enforceable and legally binding contractual obligations involving commitments to make payments to third parties. These obligations impact Smurfit Kappa’s short-term and long-term liquidity and capital resource needs. Certain contractual obligations are reflected on Smurfit Kappa’s Condensed Consolidated Balance Sheet as of March 31, 2024, while others are considered future obligations. Smurfit Kappa’s contractual obligations primarily consist of items such as long-term debt, including current portion, lease obligations, purchase obligations and other obligations. See the paragraph entitled “Contractual Obligations and Commitments” for details of where this information can be found.

As at March 31, 2024, Smurfit Kappa had $3,720 million of debt, of which $349 million was current. As at March 31, 2024, Smurfit Kappa held cash and cash equivalents of $811 million, of which $641 million were held in Euro, $54 million were held in U.S. dollars, $34 million were held in GBP, and $82 million were held in other currencies. As at March 31, 2024 Smurfit Kappa had $18 million of restricted cash, of which $5 million of restricted cash was held in securitization bank accounts and a further $13 million of restricted cash was held in other Smurfit Kappa subsidiaries and by a trust which facilitates the operation of Smurfit Kappa’s long-term incentive plans. Restricted cash comprises cash held by Smurfit Kappa, but which is used as security for specific financing arrangements, and to which Smurfit Kappa does not have unfettered access.

Included within the carrying value of Smurfit Kappa’s borrowings as at March 31, 2024 are deferred debt issue costs of $20 million, of which $7 million is current, all of which will be recognized in interest expense in Smurfit Kappa’s Condensed Consolidated Statement of Operations using the effective interest rate method over the remaining life of the borrowings.

Committed facilities (excluding short-term sundry bank loans, overdrafts and the bridge facility, which is available to finance the Cash Consideration and/or fees, commissions, costs and expenses in relation to the proposed Combination) as at March 31, 2024 amounted to $5,457 million, of which $3,664 million was utilized at March 31, 2024. The weighted average period until maturity of undrawn committed facilities was 1.9 years as at March 31, 2024.

Smurfit Kappa’s borrowing agreements contain certain covenants that restrict its flexibility to incur additional indebtedness or create additional liens on its assets. Smurfit Kappa’s borrowing agreements also contain financial covenants, the primary ones being a maximum net borrowings to covenant EBITDA of 3.75 times and a minimum covenant EBITDA to net interest payable of 3.00 times (in each case defined in the relevant facility agreement). As of March 31, 2024, Smurfit Kappa was in full compliance with the requirements of its covenant agreements. As at March 31, 2024, as defined in the relevant facility agreement, net borrowings to covenant EBITDA was 1.5 times and covenant EBITDA to net interest was 15.9 times.

Under the Transaction Agreement, Smurfit Kappa is subject to a range of restrictions on the conduct of its business and generally must operate its business in the ordinary course consistent with past practice prior to Completion, subject to certain exceptions set forth in the Transaction Agreement. The Transaction Agreement also contains covenants that restrict Smurfit Kappa’s ability to undertake certain actions without consent from WestRock, including its ability to incur additional indebtedness or to modify its existing debt arrangements under certain circumstances. Subject to these restrictions, Smurfit Kappa anticipates funding its capital expenditures, debt service, dividends and other investment activity for the foreseeable future using the items discussed above. In addition, Smurfit Kappa regularly reviews its capital structure and conditions in the private and public debt markets in order to optimize its mix of indebtedness. In connection with these reviews, and subject to restrictions imposed in the Transaction Agreement, Smurfit Kappa may seek to refinance existing indebtedness to extend maturities, reduce borrowing costs or otherwise improve the terms and composition of its indebtedness.

Cash Flow Activity

The following table contains selected financial information from Smurfit Kappa’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2024 and 2023:

	Three months ended March 31,
	($ in millions)
	2024	2023
Net cash provided by operating activities	42	263
Net cash used for investing activities	(207)	(233)
Net cash used for financing activities	—	(29)

Net cash provided by operating activities decreased by $221 million, or 83.9%, to $42 million in the three months ended March 31, 2024 from $263 million in the three months ended March 31, 2023, primarily due to a decrease in net income adjusted for non-cash items, including depreciation, depletion and amortization, share-based compensation expense, deferred tax (benefit) expense, and pension and other postretirement funding (more) less than cost (income) resulting in a decrease in cash flows from operating activities of $88 million in aggregate and a decrease in cash from working capital. The working capital outflow in the three months ended March 31, 2024 was $290 million, compared to a working capital outflow of $222 million in the three months ended March 31, 2023. The outflow in the three months ended March 31, 2024 was primarily due to an increase in accounts receivable as a result of higher box volumes in Europe, and a decrease in accounts payable reflecting lower raw material and energy costs.

Net cash used for investing activities of $207 million in the three months ended March 31, 2024 consisted primarily of capital expenditures of $208 million. Net cash used for investing activities of $233 million in the three months ended March 31, 2023 consisted primarily of capital expenditures of $235 million.

Net cash used for financing activities was zero in the three months ended March 31, 2024 which consisted primarily of purchases of treasury stock of $27 million and repayment of debt of $27 million, offset by additions to debt of $55 million. Net cash used for financing activities of $29 million in the three months ended March 31, 2023 consisted primarily of purchases of treasury stock of $30 million and repayment of debt of $20 million, partially offset by additions to debt of $26 million.

Contractual Obligations and Commitments

There have been no material changes to the contractual obligations and commitments disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Registration Statement for the fiscal year ended December 31, 2023.

Off-Balance Sheet Arrangements

As of March 31, 2024, Smurfit Kappa did not have any off-balance sheet arrangements.

NON-GAAP FINANCIAL MEASURES

Definitions

Non-GAAP Financial Measures

Smurfit Kappa reports its financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, management believes certain non-GAAP financial measures provide additional meaningful financial information that may be relevant when assessing its ongoing performance.

Smurfit Kappa uses the non-GAAP financial measures “Adjusted EBITDA,” “Net Debt,” “Net Leverage Ratio,” “Adjusted Net Income,” “Adjusted EPS,” and “Adjusted Free Cash Flow.” These financial measures are not defined or recognized under GAAP and are presented because Smurfit Kappa believes that these measures provide both management and users of Smurfit Kappa’s Condensed Consolidated Financial Statements with useful additional information when evaluating its operating and financial performance. However, these financial measures are not intended to be considered in isolation of or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should be viewed in addition to, and not as an alternative to, its GAAP results. The non-GAAP financial measures Smurfit Kappa presents may differ from similarly captioned measures presented by other companies.

Adjusted EBITDA

Smurfit Kappa uses the non-GAAP financial measure “Adjusted EBITDA” to evaluate its overall performance. The composition of Adjusted EBITDA is not addressed or prescribed by GAAP. Smurfit Kappa defines Adjusted EBITDA as net income before taxes, interest expense, net, depreciation, depletion and amortization expense, goodwill impairment, impairment of other assets, transaction-related expenses associated with the proposed Combination, restructuring costs, legislative or regulatory fines and reimbursements, share-based compensation expense, pension expense (excluding current service cost), and other expense, net. Smurfit Kappa views Adjusted EBITDA as an appropriate and useful measure used to compare financial performance between periods.

Management believes that the most directly comparable GAAP measure to Adjusted EBITDA is “Net income”. Management believes this measure provides Smurfit Kappa’s management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Kappa’s performance because, in addition to income tax expense, depreciation, depletion and amortization expense, interest expense, net, pension expense (excluding current service cost), and share-based compensation expense, it also excludes restructuring costs, impairment of goodwill and other assets and other specific items that management believes are not indicative of the operating results of the business. Smurfit Kappa and its board of directors use this information in making financial, operating and planning decisions and when evaluating Smurfit Kappa’s performance relative to other periods.

Set forth below is a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net income, the most directly comparable GAAP measure, for the periods indicated.

		Three months ended March 31,
		($ in millions)
	Last Twelve Months	2024	2023
Net income	736	191	281
Income tax expense	275	76	113
Depreciation, depletion and amortization	588	148	140
Impairment of other assets (1)	5	—	—
Transaction-related expenses associated with the proposed Combination	101	23	—
Legislative or regulatory fines and reimbursements	(18)	(18)	—
Interest expense, net	131	25	33
Restructuring costs	27	—	—
Pension expense (excluding current service cost)	49	10	10
Share-based compensation expense	64	15	17
Other expense, net	44	5	7
Adjusted EBITDA	2,002	475	601

(1) For the last twelve months ended March 31, 2024, impairment of other assets is made up of impairment of non-current assets of $5 million.

Net Debt and Net Leverage Ratio

Smurfit Kappa uses the non-GAAP financial measures “Net Debt” and “Net Leverage Ratio” as useful measures to highlight the overall movement resulting from its operating and financial performance and its overall leverage position. Management believes these measures provide Smurfit Kappa’s board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Kappa’s repayment of debt relative to other periods. Smurfit Kappa defines Net Debt as borrowings net of cash and cash equivalents. Smurfit Kappa defines Net Leverage Ratio as Net Debt divided by last twelve months (“LTM”) Adjusted EBITDA.

Set forth below is a reconciliation of the non-GAAP financial measure Net Debt to total borrowings, the most directly comparable GAAP measure, for the periods indicated.

	March 31, 2024	December 31, 2023

	($ in millions, except Net Leverage Ratio)
Current portion of debt (1)	342	78
Non-current debt due after one year (1)	3,358	3,669
Less:
Cash and cash equivalents	(811)	(1,000)
Net Debt	2,889	2,747
Adjusted EBITDA (LTM)	2,002	2,128
Net Leverage Ratio	1.4	1.3

(1) Includes unamortized deferred debt issue costs.

Adjusted Net Income and Adjusted Earnings per Share

Smurfit Kappa uses the non-GAAP financial measures “Adjusted Net Income” and “Adjusted Earnings Per Share”. Management believes these measures provide Smurfit Kappa’s management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Kappa’s performance because they exclude transaction-related expenses associated with the proposed Combination and other specific items that management believes are not indicative of the operating results of the business. Smurfit Kappa and its board of directors use this information when making financial, operating and planning decisions and when evaluating Smurfit Kappa’s performance relative to other periods. Smurfit Kappa believes that the most directly comparable GAAP measures to Adjusted Net Income and Adjusted Earnings Per Share are Net income attributable to common stockholders and basic earnings per share attributable to common stockholders (“Earnings per share”).

Set forth below is a reconciliation of the non-GAAP financial measure Adjusted Net Income to Net income attributable to common stockholders and Earnings per share to Adjusted Earnings per Share, the most directly comparable GAAP measures for the periods indicated.

	Three months ended March 31,
	($ in millions, except per share data)
	2024	2023
Net income attributable to common stockholders	191	281
Transaction-related expenses associated with the proposed Combination	23	—
Legislative or regulatory fines and reimbursements	(18)	—
Adjusted Net Income	196	281

Earnings per share - basic	$0.74	$1.09
Transaction-related expenses associated with the proposed Combination	0.09	—
Legislative or regulatory fines and reimbursements	(0.07)	—
Adjusted Earnings Per Share – Basic	$0.76	$1.09

Adjusted Free Cash Flow

Smurfit Kappa uses the non-GAAP financial measure “Adjusted Free Cash Flow”. The composition of Adjusted Free Cash Flow is not addressed or prescribed by GAAP. Smurfit Kappa defines Adjusted Free Cash Flow as net cash provided by operations as adjusted to exclude certain costs not reflective of underlying operations. Adjusted Free Cash Flow is a non-GAAP measure, and the most directly comparable GAAP measure is net cash provided by operating activities. Management utilizes this measure in connection with managing Smurfit Kappa’s business and believes that Adjusted Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of Smurfit Kappa’s underlying operational performance, Smurfit Kappa believes that Adjusted Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Set forth below is a reconciliation of the non-GAAP financial measure Adjusted Free Cash Flow to Net cash provided by operating activities, the most directly comparable GAAP measure, for the periods indicated.

	Three months ended March 31,
	($ in millions)
	2024	2023
Net cash provided by operating activities	42	263
Adjustments:
Capital expenditures	(208)	(235)
Free Cash Flow and Adjusted Free Cash Flow	(166)	28

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

There have been no material changes during the three months ended March 31, 2024, to Smurfit Kappa’s critical accounting policies and estimates disclosed in the Registration Statement.

NEW ACCOUNTING STANDARDS

See “Note 1. Description of Business and Summary of Significant Accounting Policies” of the Notes to the Condensed Consolidated Financial Statements for a full description of recent accounting pronouncements, including the respective expected dates of adoption and expected effects on Smurfit Kappa’s results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

Certain statements in this Current Report on Form 8-K contain “forward-looking statements” (including within the meaning of US federal securities laws), including statements made regarding the Combination and the listing of Smurfit WestRock, the rationale and expected benefits of the Combination (including, but not limited to, synergies), and any other statements regarding WestRock’s, Smurfit Kappa’s and Smurfit WestRock’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “potential,” “seeks,” “aims,” “projects,” “predicts,” “is optimistic,” “intends,” “plans,” “estimates,” “targets,” “anticipates,” “continues” or other comparable terms or negatives of these terms or other variations or comparable terminology or by discussions of strategy, plans, objectives, goals, future events or intentions, but not all forward-looking statements include such identifying words.

Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, such as developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation, including from supply chain disruptions and labor shortages; intense competition; results and impacts of acquisitions and divestitures; business disruptions, including the occurrence of severe weather or a natural disaster or other unanticipated problems, such as labor difficulties, equipment failure or unscheduled maintenance and repair or public health crises; failure to respond to changing customer preferences and to protect our intellectual property; the amount and timing of capital expenditures, including installation costs, project development and implementation costs, and costs related to resolving disputes with third parties with which we work to manage and implement capital projects; risks related to international sales and operations; the production of faulty or contaminated products; the loss of certain customers; adverse legal, reputational, operational and financial effects resulting from information security incidents and the effectiveness of business continuity plans during a ransomware or other cyber incident; work stoppages and other labor relations difficulties; inability to attract, motivate and retain qualified personnel, including as a result of the proposed Combination; risks associated with sustainability and climate change, including our ability to achieve sustainability targets and commitments and realize climate-related opportunities on announced timelines or at all; our inability to successfully identify and make performance improvements and deliver cost savings and risks associated with completing strategic projects on anticipated timelines and realizing anticipated financial or operational improvements on announced timelines or at all, including with respect to our business systems transformation; risks related to the proposed Combination, including our ability to complete the proposed Combination on the anticipated timeline, or at all, restrictions imposed on our business under the Transaction Agreement, disruptions to our business while the proposed Combination is pending, the impact of management’s time and attention being focused on consummation of the proposed Combination, costs associated with the proposed Combination, and integration difficulties; risks related to our indebtedness, including increases in interest rates; the scope, costs, timing and impact of any restructuring of our operations and corporate and tax structure; the scope, timing and outcome of any litigation, claims or other proceedings or dispute resolutions and the impact of any such litigation; and additional impairment charges.

The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures the Company makes on related subjects.

You should also read and consider the risk factors associated with Smurfit WestRock because these risk factors may affect the operations and financial results of the new combined company and the Smurfit WestRock Shares following completion of the Combination. A description of the risks and uncertainties for Smurfit Kappa and Smurfit WestRock may be found in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of the Registration Statement, which was declared effective on April 26, 2024, and is on file with the SEC. Additional discussion regarding certain risks, uncertainties and assumptions described above is included under the heading entitled “Risk Factors” in Part II, Item 1A, “Risk Factors” of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 7, 2024, and the heading entitled “Risk Factors” of the Registration Statement. The Company notes these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information relating to quantitative and qualitative disclosures about market risk is shown in the Registration Statement, which information is incorporated herein by reference. There have been no material changes in the Company’s exposure to market risk since December 31, 2023.